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                    A G R E E M E N T     A N D     L I C E N S E


10.8

    THIS AGREEMENT AND LICENSE (this "Agreement") is made, as of the 27th day of September, 1996 (the "Effective Date") by and among Biospherics Incorporated, a corporation of the State of Delaware with offices located at 12051 Indian Creek Court, Beltsville, MD 20705, United States ("LICENSOR"), and MD Foods Ingredients amba, a corporation of Denmark with offices located at Skanderborgvej 277 8260 Viby J, Denmark, ("LICENSEE").



                                 W I T N E S S E T H

    WHEREAS, LICENSOR owns certain Intellectual Property Rights (as hereinafter defined) relating to the Licensed Products (as hereinafter defined) and Licensed Process (as hereinafter defined); and

    WHEREAS, LICENSOR has the exclusive right to license the Intellectual Property Rights hereinafter described; and

    WHEREAS, LICENSEE desires to obtain from LICENSOR, and LICENSOR desires to grant to LICENSEE, an exclusive, worldwide License (as hereinafter defined) under the Intellectual Property Rights in respect to the Licensed Products, Licensed Use and Licensed Process on the terms and conditions set forth herein;

    NOW, THEREFORE, in consideration of the mutual agreement so, representations, warranties and undertakings contained herein the parties hereto agree as follows:

1.  DEFINITIONS

(a) "Foodstuff" shall mean any material defined by the U.S, Food & Drug Administration (FDA) as a "food," including beverages other than "Soft Drinks" as herein defined, and not "drugs" as defined by the FDA*

(b) "LICENSOR" shall mean Biospherics Incorporated and its Affiliated Entities.

(c) "LICENSEE" shall mean MD Foods ingredients amba and its Affiliated Entities

(d) "License" shall mean the license described in Section 2.

(e) "Licensed Product(s)" shall mean D-tagatose in any form

    (i)  for use in any Foodstuff, Soft Drink or Drug; or

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    (ii) any Foodstuff or Soft Drink containing D-tagatose whether or not the subject of any of the Patent Rights.

(f) "Licensed Process" shall mean any process developed heretofore or hereinafter during the term of this Agreement, by or for the benefit of LICENSOR, for manufacturing D-tagatose for any Licensed Use or to make Licensed Product.

(g) "Licensed Use" shall mean any use of D-tagatose as an ingredient in a Foodstuff or Soft Drink developed heretofore or hereinafter during the term of this Agreement, by or for the benefit of LICENSOR, whether or not the subject of any Patent Rights.

(h) "Patent Rights" shall mean the patents and patent applications listed in Schedule A and all additional patents and patent applications, if any, which have been or may in the future be issued or filed by or on behalf of LICENSOR, (and/or its officers, and/or its directors and/or its employees) concerning the Licensed Product and/or Licensed Process and/or Licensed Use and all improvements, thereto, as well as all extensions, divisions, revalidations, reissuances, additions or other continuations or renewals thereof.

(i) "Know-How" shall mean all of LICENSOR's know-how, improvements, formulas, methods, plans, processes, specifications, designs, experience, trade secrets, technology, techniques, documentation, drawings, writings, applications to the FDA or other governmental agencies reflecting the LICENSOR' s special ability, skill and knowledge relating to the Licensed Product and/or Licensed Process and/or Licensed Use and useful in the production, sale or use of D-Tagatose.

(j) "Intellectual Property Rights" shall mean the Patent Rights and Know-How.

(k) "Agreement" shall mean this document or any modifications, revisions or amendments thereof signed and executed by or on behalf of LICENSOR and LICENSEE after the date hereof but shall not include any agreements or understandings whether written or oral, entered into before the Effective Date.

(1) "Drug" shall mean any material defined by the FDA as a "drug".

(m) "Soft Drink" shall mean any non-alcoholic beverage marketed without health or medicinal claims, other than that the Soft Drink is "non-fattening," "reduced calorie" and/or "low calorie."

(n) Net Sales" shall mean the gross amount invoiced by LICENSEE and any sublicensee of LICENSEE for quantities of Licensed Products actually shipped by LICENSEE and each sublicensee during the relevant quarter to

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    parties not Affiliated Entities of the shipper after deducting, to the extent actually incurred, shipping costs separately stated on the shipper's invoice, returns in the normal course of trade, and, to the extent separately stated on the invoice or other appropriate document, any customs fees, duties and sales, use, value added or similar taxes. For Internal Transfers of D-tagatose, the applicable Net Sales price shall be deemed to be 75% of the average sales price for D-tagatose sold in other than Internal Transfers in normal commercial quantities during the reporting calendar quarter. If no sales in normal commercial quantities of D-tagatose other than Internal Transfers have occurred during a quarter, the per pound value of D-tagatose, for the purpose of this definition, shall be equal to a Conventional Price, computed as follows: The Conventional Price shall be $1.70 per pound, plus or minus the amount determined by multiplying the percentage by which the "settle price" quoted for the next month's delivery of domestic sugar on the last business day of the reporting quarter, as published in the Wall Street Journal, varies from $0.21 per pound, provided that no adjustment to the price so made will exceed $0.34 per pound of D-tagatose. To the extent normal commercial quantities of D-tagatose are, in fact, sold and reported in other than Internal Transfers in the first of the two following reporting quarters after a Conventional Price was used to compute Net Sales, LICENSEE may retroactively adjust its royalty obligations and payments for the reporting quarter by using the later Internal Transfer price based on actual sales in lieu of the Conventional Price.

(o) "Internal Transfer" shall mean a transfer of D-tagatose from one entity to an Affiliated Entity for use in making Licensed Product(s).

(p) "Affiliated Entity" shall mean a person or company under the common control or ownership of another person or company, commonality being presumed from the ownership by one of 50% or more of the voting rights or other indicia of control of the other.

(q) "Drug Use Licensee" shall mean an entity licensed by LICENSOR to make, have made, use and/or sell Licensed Products solely for use in or as a Drug.

(r) "Selected Markets" shall mean any of the following geographic areas for the manufacture, sale or use of Licensed Products in or as Licensed Uses:

      (i)  the United States

     (ii)  the European Union (as constituted at the relevant time);

    (iii)  Japan; and

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    (iv) the "Pacific Rim Countries" excluding Japan, but including Korea, Hong
              Kong, Singapore, China, Taiwan, Australia and New Zealand.

(s) "Introduce" shall mean active initial marketing efforts in each Selected Market, including personal contact with, and the shipment to, no less than two potential commercial buyers or users of Licensed Product of sufficient samples of Licensed Product to enable the recipient to evaluate the Licensed Product for Licensed Use and to make a reasonable determination of its interest in buying and/or using commercial quantities of Licensed Product for Licensed Use in such Selected Market.

2.  GRANT OF LICENSE

2.1 EXCLUSIVE LICENSE

    LICENSOR hereby grants to LICENSEE and LICENSEE hereby accepts, subject to all of the terms and conditions of this Agreement, an exclusive, worldwide license to use the Intellectual Property Rights (a) to manufacture and/or sell the Licensed Product and/or (b) to use the Licensed Product in a Licensed Use and/or (c) to practice the Licensed Process.

2.2 SUBLICENSES

    LICENSEE is expressly authorized to grant sublicenses under the Intellectual Property Rights licensed hereby, and undertakes to assure the full and punctual performance by each sublicensee of all obligations that protect LICENSOR's rights to receive royalties and/or maintain and enforce the Intellectual Property Rights.

2.3 KNOW HOW TRANSFER

    Upon the receipt by LICENSOR of the Initial Payment under Section 4.1 below, LICENSOR shall complete the transfer to LICENSEE of the Know How then in LICENSOR's custody or control within sixty (60) days of the Effective Date.

3.  TERM

    The term of this Agreement shall run until five years after the expiration of the last to expire U.S. patent of the Patent Rights having claims covering the Licensed Product and/or Licensed Process and/or Licensed Use. After the expiration of this Agreement, pursuant to this Section 3, to the extent that any Patent Rights remain in force and effect in any jurisdiction, except as provided in Section 17.1, LICENSEE shall be deemed to have a fully paid, irrevocable royalty free exclusive license thereof for the remaining term of such Patent Rights.

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4.  PAYMENT FOR LICENSE

4.1 INITIAL PAYMENT

    LICENSEE shall pay to LICENSOR an initial payment of one million, five hundred thousand ($1,500,000) U.S. dollars ("Initial Payment"). One half of the Initial Payment shall be made on the Effective Date upon the complete execution of this Agreement. The other half of the Initial Payment shall be paid in LICENSEE's sole discretion no later than January 6, 1997. If LICENSEE fails or declines to make the payment of the second half portion of the Initial Payment, this Agreement and all other obligations of LICENSEE and LICENSOR shall terminate on January 7, 1997, but for the Confidentiality Disclosure Agreement of March 1996 which shall remain in effect for its full term. No portion of the Initial Payment paid to the LICENSOR shall be refundable, except (a) if LICENSEE declines to pay the second half of the Initial Payment based solely on LICENSOR's breach of its warranties given under Sections 6.1 and 6.2, the first half of the Initial Payment shall be refundable, and (b) if LICENSEE has paid the full Initial payment as set forth in Section 6.3.

4.2 RUNNING ROYALTY DURING PATENT TERM

    4.2.1 Except as provided by other Sections of this Agreement, LICENSEE shall pay a running royalty on all of its and its sublicensees' Net Sales of D-tagatose that LICENSEE or its sublicensee has reason to believe will be used in or as a Foodstuff:

    (a) manufactured anywhere in the world by a process patented in the United States by a patent of the Patent Rights; and/or

    (b) used anywhere in the world and covered by a use claim of any patent of the Patent Rights.

To the extent that any Net Sales of Licensed Product are made at a price per pound exceeding a Base Price equal to 2.5 times the average per pound Net Sales price of D-tagatose during the entire year (or fraction of the first and last years) preceding the reporting quarter ("Premium Sales"), LICENSEE shall pay an additional royalty on the Net Sales of all Licensed Product sold in such quarter as Premium Sales pursuant to the following schedule and apportioned 80% for the Use Patents and 20% for the Process Patents.

Quantities of Licensed Product sold for use in Soft Drinks or drugs shall not be included in "Sales" for the purposes of Section 4.2.1.

    4.2.2 Except as provided in other sections of this Agreement, LICENSEE shall pay a running royalty on all of its and its sublicensees' Net Sales of

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D-tagatose the seller has reason to believe will be used in Soft Drinks

    (a) manufactured anywhere in the world by a process covered by a claim of any United Sates patent of the Patent Rights; and/or

    (b)  covered by a use claim of any patent in the Patent Rights.

Quantities of Licensed Product sold for use in Soft Drinks pursuant to this Subsection 4.2.2 shall not be included in determining the royalty rate due for other sales of Licensed Product pursuant to Subsection 4.2.1.

    4.2.3 Only one royalty shall be due LICENSOR Under Section 4.2 regardless of whether the manufacture and use of D-tagatose are the subject of more than one patent of the Patent Rights in the same or different countries.

4.3  RUNNING ROYALTY AFTER PATENT TERM OF USE PATENT RIGHTS

    4.3.1 (a) Upon the expiration of EP 257626 or any other European use patent that is subsequently added to the Patent Rights on the use of D-Tagatose and covers LICENSEE's use of Licensed Product in the European Union, should LICENSEE continue in the European union (as then constituted) to manufacture D-tagatose, but by a process that is not covered by any claim of any European patent of the Patent Rights, the running royalty for sales made within the European Union (as constituted at the time of such sale) shall continue for the remaining term of this Agreement from the later of the date of expiration of EP 257626 or any subsequent European use patent. The sale of any quantities of Licensed Product subject to royalty pursuant to this Section shall not be included in determining the royalty rate due for other sales of Licensed Product subject to royalty pursuant to this section shall not be included in determining the royalty rate due for other sales of Licensed Product pursuant to Section 4.2.

    (b) Upon the expiration of U.S. Patent 4,786,722 or any other U.S. patent that is subsequently added to the Patent Rights on use of D-tagatose, and covers LICENSEE's use of Licensed Product outside the European Union, (as constituted at the time of such use), should LICENSEE continue outside the European Union to manufacture D-tagatose, but by a process that is not covered by any claim of any United States patent of the Patent Rights, the running royalty for sales made outside the European Union (as constituted at the time of such sale) shall continue for the remaining term of this Agreement from the later of the date of expiration of U.S. Patent 4,786,722, or any subsequently added U.S. use patent. The sale of any quantities of Licensed Product subject to royalty pursuant to this Section shall not be included in determining the royalty rate due for other sales of Licensed Product pursuant to Section 4.2.

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    4.3.2  For the purpose of this Agreement, royalty shall be based on the location of the manufacturer regardless of the place where the Licensed Product may thereafter be sold, resold or used.

4.4 CONVERSION TO PAID-UP LICENSE

    Upon the completion of LICENSEE's obligations to pay royalty pursuant to Sections 4.2, 4.3 or 17.1, the License granted herein shall be deemed to be paid up and no further royalty shall be due LICENSOR, notwithstanding any remaining unexpired term in any jurisdiction of any patent of the Patent Rights.

4.5 PAYMENT OF ROYALTIES AND ROYALTY REPORTS

    4.5.1 Royalties shall be paid, by wire transfer to LICENSOR, or its order on a calendar quarter basis, less any applicable taxes which LICENSEE is obligated to withhold, based on the Net Sales during such quarter. The burden and obligation to pay all taxes due on such royalty shall rest solely with LICENSOR but LICENSEE shall provide LICENSOR with evidence that withheld taxes have been duly and timely paid to the relevant authorities by LICENSEE. Royalties shall be paid in U.S. dollars ($US) . The exchange rate used to calculate royalties due to LICENSOR for sales made in currencies other than U.S. dollars, shall be the rate of exchange for U.S. dollars for such currency in fact used by LICENSEE to exchange such currency for U.S. dollars, or if payment has not been received and converted to U.S. dollars by the time a royalty report is due and/or royalty payments are remitted, the buying rate for U.S. dollars for such currency as published in the Wall Street Journal on the last business day of the calendar quarter in which such royalty accrued. LICENSEE may deduct from subsequent royalty payments amounts reported and paid for Net Sales that, in any of the following 12 quarters, reflect returned goods or failures for any other reason to receive payment for the Licensed Products sold. The deduction shall not exceed the amount actually paid in a prior remittance to LICENSOR.

    4.5.2 Should LICENSEE elect to pay to LICENSOR the second half portion of the initial payment, then, at the same time as LICENSEE makes the payment of the second half portion of the initial payment, LICENSEE shall prepay royalties to LICENSOR in the non-refundable (except as set forth in section 6.3) sum of one million (US $1,000,000) dollars. LICENSEE shall be entitled to recoup the one million (US $1,000,000) dollars of prepaid royalties by withholding from LICENSOR and taking as a credit against the royalty due one half (1/2) of the royalty due LICENSOR pursuant to Section 4.2 until the one million (US $1,000,000) dollars is recouped. Should LICENSEE elect not to pay to LICENSOR the second half portion of the initial payment, then LICENSEE shall have no obligation to prepay any running royalty pursuant to this section 4.5.2.

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    4.5.3  For each calendar year quarter of this Agreement (or portion thereof during the first and last years) the royalty shall be paid no later than sixty days following the last day of such calendar quarter. Late payments will bear interest at 1% per month or fraction of a month.

    4.5.4 With each royalty payment, LICENSEE will render to LICENSOR a written statement of account (hereinafter referred to as Royalty Report") in accordance with a form mutually agreed upon by LICENSOR and LICENSEE to be determined within ninety (90) days of the Effective Date, duly signed by a responsible officer of LICENSEE, giving full particulars regarding all Net Sales during the previous calendar quarter and the extent to which royalties are due after giving effect to any permitted deductions taken pursuant to this Agreement.

    4.5.5 LICENSEE shall permit, at the request of LICENSOR, a certified public accountant, selected by LICENSOR, and to whom LICENSEE has no reasonable objection, to inspect and audit such books of account and other records as might be necessary to determine the correctness of any Royalty Report or payment made under this Agreement including the procedures pursuant to which LICENSEE monitors sublicense performance. The cost of such audit shall be borne by LICENSOR unless an error in LICENSOR's favor of greater than 10% is uncovered, in which case LICENSEE shall bear the cost of such audit, Any under or over payments shall be corrected within sixty days of being uncovered and bear interest at 8% per year from the date due to the date paid.

5.  PATENT RIGHTS

    5.1 With respect to the jurisdictions where applications for patents have been filed, or are to be filed in the future, LICENSOR shall bear the full cost and expense for the filing of, prosecution of and maintenance of the patents and patent applications comprising the Patent Rights, including, without limitation, taxes, maintenance fees, renewal fees, annuities, translations, filing fees and attorneys' and patent agent fees, during the term of this Agreement. LICENSOR agrees that it will apply for any new patents in at least those jurisdictions in which Patent Rights exist on the Effective Date of this Agreement, and in such additional jurisdictions as may then be agreed by LICENSOR and LICENSEE.

    5.2 LICENSOR agrees to instruct its patent attorneys and agents in each jurisdiction where a patent has issued or is pending (now or in the future) to request LICENSEE to pay any filing, maintenance and renewal fees and the fees of attorneys, patent agents and translators in connection with the implementation of Section 5.1, and LICENSEE agrees to pay such amounts promptly when requested to do so. In the event any such fee is not timely paid by LICENSEE, LICENSOR may pay such fees. All amounts paid by LICENSEE may be deducted by LICENSEE from the next running royalty payment due to LICENSOR pursuant to Article 4. If all

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payments made by LICENSEE hereunder are not recovered by LICENSEE prior to the termination or expiration of this Agreement, LICENSOR will refund to LICENSEE 100% of such unrecovered amount.

    5.3 To the extent possible and practical, LICENSEE agrees to print or stamp the numbers of LICENSOR's Patent Rights for the appropriate jurisdiction or the words "patent pending" on the Licensed Product(s), as appropriate and to state that such Patent Rights are used "under license from Biospherics Incorporated, U.S.A."

6.  LICENSOR'S WARRANTIES

    6.1 LICENSOR represents and warrants that it holds all rights, title and interest in the Intellectual Property Rights as required to permit LICENSOR to enter into this Agreement and expressly warrants that LICENSOR is the sole owner of all Intellectual Property Rights licensed hereunder and that it is not bound by the terms of any agreement with any third party that prevents it from granting the licenses or meeting any of its other obligations of this Agreement, provided however, that such warranty does not extend to the agreements that are the subject of Section 8.4.

    6.2 LICENSOR represents and warrants that, as of the Effective Date of this Agreement, it has delivered to LICENSEE all the documentation in LICENSOR's custody or control pertaining to D-tagatose for human consumption, including, but not limited to, materials to be submitted to the FDA to obtain approval of the use of D-tagatose as or in "food" as defined by the FDA. LICENSOR further warrants that it is not aware of any data not delivered to LICENSEE prior to the Effective Date indicating that D-tagatose is unsafe or inappropriate for human consumption.

    6.3  LICENSOR acknowledges that the warranties and representations of this
Section 6 are essential to LICENSEE's entry into this Agreement. Should any warranty or representation of this Section 6 be materially breached and should LICENSOR be unable or unwilling

    (a)  to cure such breach within 60 days after notice from LICENSEE, and/or

    (b) to indemnify and hold harmless LICENSEE from any cost or damage actually incurred as a result of such breach.

LICENSEE shall be entitled to terminate this Agreement and receive a refund of its payment pursuant to Section 4.1 and any portion of the royalty prepaid pursuant to section 4.5.2 that LICENSEE has not taken as a credit against actual royalties due. Unless LICENSEE notifies LICENSOR of its intention to invoke this provision within 60 days of its awareness of the alleged breach, LICENSEE will be deemed to waived its rights to terminate the Agreement and to receive a refund of the Initial Payment based on such alleged breach.

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7.  THIRD PARTY INFRINGEMENTS OF THE INTELLECTUAL PROPERTY RIGHTS

    7.1 LICENSEE agrees to assist LICENSOR, as LICENSOR may request, in the procurement, maintenance and protection of LICENSOR's Intellectual Property Rights.

    7.2 LICENSEE agrees to notify LICENSOR of any infringement of the Intellectual Property Rights by others which comes to LICENSEE's attention and to review with LICENSOR the details of any actions LICENSEE intends to take to abate such infringement.

    7.3 Unless LICENSOR agrees to indemnify LICENSEE from the direct consequences of any such infringement or, itself, to take action to abate the infringement notified, LICENSEE may, at its sole expense and discretion bring whatever action it deems appropriate to abate such infringement of the Intellectual Property Rights, including the bringing of appropriate legal action. If necessary, LICENSEE may name LICENSOR as a party to any such legal action. LICENSOR may, at its election, join with LICENSEE in any such action and, should LICENSOR do so the parties shall share the cost of such action and share in any recovery in the same proportion as the actual out of pocket expense they incurred in prosecuting the action. Should LICENSOR decline to join in any such action, than LICENSOR shall have no obligation to bear any expense in connection with such action, shall not be entitled to any portion of the recovery, and shall not object to any settlement of such action that LICENSEE may accept.

    7.4 Should LICENSEE refuse to take action to abate any third party infringement of the Intellectual Property Rights licensed herein, then LICENSOR may bring action in its own name (naming LICENSEE as a nominal party, if necessary) and at its own expense, in which case, LICENSOR shall be entitled to keep any recovery, LICENSEE shall not share in any recovery and LICENSEE shall not object to any settlement of such action that LICENSOR may accept, provided such settlement is not inconsistent with the exclusive licenses granted to LICENSEE in this Agreement.

    7.5 Each party agrees to assist and fully cooperate with the other in the maintenance of any legal action taken under Article 7.

8.  INDEMNIFICATIONS AND THIRD PARTY RIGHTS

    8.l Except as pertains to infringement claims as set forth in Section 8.2, LICENSOR shall indemnify and hold LICENSEE harmless from and against any and all claims, damages, lawsuits, liabilities and expenses including reasonable attorneys, fees and costs arising out of or in connection with any claims that the products, processes and uses claimed in the Patent Rights or disclosed in the Know How inherently were the cause of the damage or injury on which the claim is based.

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    8.2  LICENSEE shall indemnify and hold harmless LICENSOR from and against any and all claims, damages, lawsuits, liabilities and expenses, including reasonable attorneys, fees and costs, arising out of claims, or in connection with any other claims, that the practice, manufacture, use or sale of the Licensed Product(s), Licensed Process or Licensed Use by LICENSEE or any sublicensee of LICENSEE were the cause of the damage or injury on which the claim is based, or that LICENSEE or any sublicensee failed to follow Good Manufacturing Practices or other standards applicable to its operations pursuant to this Agreement.

    8.3 Although LICENSOR has no knowledge of patents or other bases on which any third parties may claim any activity of LICENSEE under this Agreement infringes such third party's rights, no warranty is provided that such third party rights do not exist or may not be asserted. In the event LICENSEE seeks to avoid, or a third party initiates, any claim or suit against LICENSEE, on the ground that LICENSEE's use of the Intellectual Property Rights constitutes an infringement or violation of any similar right of the third party, LICENSEE shall give LICENSOR prompt written notice of any such claim or suit and shall conduct the defense thereof at LICENSEE's expense. LICENSOR shall have the right to participate in the conduct of any such suit, defense or settlement through counsel of its own choosing and at its own expense. If LICENSEE agrees (after notice to LICENSOR) to pay any royalty or sum in settlement of such claims, LICENSEE shall be entitled to set off against the royalties otherwise due to LICENSOR under Article 4.2, up to 50% of the amounts paid or payable to such third party, provided however, that any such set off shall not reduce the future royalties due to LICENSOR by more than 50%. If LICENSEE is required by a court or arbitrator, despite objection, to pay any royalty or sum in settlement of such claim or suit, LICENSEE shall be entitled to set off against any royalties otherwise due to LICENSOR under Article 4.2, all amounts paid or payable to such third party, provided however, that any such set off shall not reduce the future royalties due to LICENSOR by more than 50%. Should such third party obtain an injunction preventing LICENSEE from continuing operations material to the overall objectives of this Agreement, LICENSEE may terminate this Agreement.

    8.4 As LICENSOR believes its agreements with such parties have, as of the Effective Date, been terminated, LICENSOR shall indemnify and hold LICENSEE and its agents and distributors harmless from all loss, expense, damage and costs, including reasonable attorneys, fees, by reason of any claim or suit against LICENSEE, on the ground that LICENSEE's manufacture, sale or use of D-tagatose, in any territory violates agreements entered into prior to the Effective Date hereof ("Prior Agreements") between LICENSOR and Daley & Associates and PC Wickham Pty, Ltd., (collectively and individually referred to herein as "D&W") respectively of Walnut Hollow, California, MD 20619 and Launceston, Australia. To the extent LICENSEE is required (or agrees with LICENSOR's consent) to pay any amounts to D&W based on the Prior Agreements, LICENSEE shall be permitted to deduct any and all payments paid to D&W, dollar for dollar, against any future royalty to be paid by LICENSEE under this Agreement. If D&W initiates any legal

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action against LICENSEE, its agents or distributors, based on the Prior
Agreements, LICENSOR shall be permitted to control the conduct of such action and any settlement thereof. LICENSOR agrees to cooperate fully with LICENSEE in any effort by LICENSEE, such as seeking competent legal advice, to ascertain the extent of the rights, if any, of D&W under the Prior Agreements.

    8.5 LICENSOR agrees that it will obtain and, for the life of this Agreement maintain, insurance covering its indemnification obligations under Sections 8.1 and 8.4. LICENSOR shall name LICENSEE as an additional insured of such insurance and shall provide LICENSEE with a copy of the insurance policy. LICENSOR's liability to LICENSEE pursuant to Sections 8.1 and 8.4 shall be limited to the face amount of said insurance policy which shall be no less than $25 million.

    8.6 LICENSEE agrees that it will obtain and, for the life of this Agreement maintain, insurance covering its indemnification obligations under
Section 8.2. LICENSEE shall name LICENSOR as an additional insured of such insurance. LICENSEE's liability to LICENSOR pursuant to Section 8.2 shall be limited to the face amount of said insurance policy which shall be no less than $25 million.

9.  SUBLICENSEES

    LICENSEE shall have the right to grant sublicenses to third parties under such terms and conditions as it deems appropriate provided that each sublicensee's sales are reported to LICENSEE and accounted and paid for by LICENSEE as though they were the sales of LICENSEE for the purposes of this Agreement. Each sublicensee shall be required (a) to submit quarterly reports to LICENSEE reflecting its shipments of Licensed Products in a form adequate to protect LICENSOR's rights to royalties and, (b) to adhere to practices and policies appropriate for the maintenance and enforceability of the Intellectual Property Rights sublicensed. The sales of Licensed Product by any sublicensee shall be treated as if the sale were made by LICENSEE for purposes of calculating and paying the royalty due LICENSOR pursuant to Section 4.2. LICENSOR shall have no right to share in any initial payments received by LICENSEE for any such sublicenses.

10. TERMINATION AND REVERSION

    10.1  LICENSOR may terminate this Agreement prior to its expiration if

    (a) LICENSEE is in material breach of this Agreement and has failed within 60 days of notice of such breach to cure the breach;

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

    (b) LICENSEE is bankrupt, in receivership or otherwise operated under the supervision or control of a court or trustee; or

    (c) LICENSOR exercises its right to seek reversion of the Intellectual Property Rights under Section 10.2 below.

    10.2  Should LICENSEE fail

    (a) to Introduce D-tagatose in each Selected Market for use in or as a Foodstuff within the later of three years after the Effective Date, or such date as sales of Licensed Product as a low calorie sweetener in such Selected Market are authorized; and

    (b) to achieve annual Net Sales of 10,000 metric tons in each of the United States and European Union within five years after the date on which sales of D-tagatose as a low calorie sweetener were first authorized in each such Selected Market then LICENSOR shall have the right, pursuant to Section 10.3, to reacquire the Intellectual Property Rights granted to LICENSEE, unless prior to the fifth anniversary date of the authorization to sell D-tagatose as or in Foodstuffs is effective in the United States or the European Union, whichever is later, LICENSEE has paid to LICENSOR royalties under Section 4.2, based on actual or presumed Net Sales in each such selected Market equal to aggregate Net Sales of 10,000 metric tons in each such Selected Market. For the purposes of subsection
(a) of this section only, the Selected Market consisting of the "European Union" shall be limited to Germany, France and the United Kingdom, and the date in subsection (a) shall be the date on which authorization is obtained in the last of such countries. For the purposes of subsection (b) of this Section, the Net Sales to be achieved in the "European Union" shall be the cumulative sales within all countries of the European Union as constituted on the relevant date and made within the period beginning with the date in subsection (a).

    10.3 In the event LICENSOR exercises its right to reacquire the Intellectual Property Rights, LICENSOR will:

    10.3.1 Reacquire all rights to and under the Intellectual Property Rights licensed to LICENSEE pursuant to this Agreement, within 90 days after providing notice ("Reacquisition Notice") of its intention to reacquire such rights;

    10.3.2 Direct LICENSEE to return or deliver to LICENSOR within 90 days after the Reacquisition Notice, all Know How and other confidential material furnished to LICENSEE, or to provide evidence acceptable to LICENSOR that, with the prior consent of LICENSOR, such materials were destroyed;

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

    10.3.3 Undertake to pay to LICENSEE during the remaining years of this Agreement had it not been terminated, 10% of all royalties actually collected by LICENSOR during such remaining years;

    10.3.4 Acquire an option to require LICENSEE immediately to assign to LICENSOR any and all patents, patent applications, unpatented know how, trademarks and copyrighted materials then in LICENSEE's ownership or control without obligations to third party, that claim rights to or describe D-tagatose products, uses or processes for making D-tagatose. If such option is exercised by LICENSOR, the percentage of royalty collections to be paid to LICENSEE under
Section 10.3.3 shall be increased by 50% to a maximum of 15% of all royalties actually collected by LICENSOR.

11.  EFFECT OF HOLDING OF INVALIDITY

    11.1 Should a competent authority render a decision holding invalid any claim of EP 257626 or other European Use Patent Rights covering LICENSEE's or any sublicensee's then actual, use of D-tagatose, unless and until such decision is reversed by a higher authority, any royalties otherwise due LICENSOR pursuant the royalty rates set forth in Column 2 of Section 4.2 for Net Sales within the European Union (at that time) shall be placed in an interest-bearing escrow account in a bank and paid to LICENSOR only upon reversal of such holding. Should such holding not be reversed in a decision that is final or cannot be further appealed, then the funds held in escrow pursuant to this Section shall be returned to LICENSEE and from then forward the schedule of Section 4.2 for Net Sales in any country of the European Union (at the time of such sales) shall be reduced to 0% and the sale of any quantities of Licensed Product subject to such reduced royalty shall not be included in determining the royalty rate due pursuant to section 4.2 for sales countries other than the European Union.

    11.2 Should a competent authority render a decision holding invalid any claim of JP 95075524 or any other Japanese Use Patent Rights covering LICENSEE's or any sublicensee's then actual use of D-tagatose, unless and until such decision is reversed by a higher authority, any royalties otherwise due LICENSOR pursuant to the royalty rates set forth in Column 2 of Section 4.2 under such Use Patent Rights for Net Sales in Japan shall be placed in an interest-bearing escrow account in a bank and paid to LICENSOR only upon reversal of such holding. Should such holding not be reversed in a decision that is final or cannot be further appealed, then the funds held in escrow pursuant to this Section shall be returned to LICENSEE and the royalty rates set forth in Column 2 of the schedule of Section 4.2 for Net sales in Japan shall be reduced to 0% and such sales of any quantities of Licensed Product subject to such reduced royalty shall not be included in determining the royalty rate due pursuant to
Section 4.2 for sales in countries other than Japan.

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

    11.3 Should a competent authority render a decision holding invalid any claim of US Patent 4,786,722 or any other U.S. Use Patent Rights covering LICENSEE's or any sublicensee's then actual use of D-tagatose, unless and until such decision is reversed by a higher authority, any royalties otherwise due LICENSOR pursuant to the royalty rate set forth in Column 2 of Section 4.2 under such Use Patent Rights for Net Sales in the United States and all other countries other than the other Selected markets shall be placed in an interest-bearing escrow account in a bank and paid to LICENSOR only upon reversal of such holding. Should such holding not be reversed in a decision that is final or cannot be further appealed, then the funds held in escrow pursuant to this Section shall be returned to LICENSEE and from then forward the royalty rates set forth in Column 2 of the schedule of Section 4.2 for Net Sales of Licensed Product in the United States and all other countries other than the other Selected Markets shall be reduced to 0% and such sales shall not be included in determining the royalty rate, due pursuant to Section 4.2 for sales in the other selected markets.

    11.4 Should a competent authority render a decision holding invalid any claim of European Patent EP 518874 or other European process Patent Rights covering LICENSEE's or any sublicensee's then actual use of a process for making D-tagatose unless and until such decision is reversed by a higher authority, any royalties otherwise due LICENSOR for use of the process within the European Union (at that time) pursuant to the royalty rates set forth in Column 3 of
Section 4.2 shall be placed in an interest-bearing escrow account in a bank and paid to LICENSOR only upon reversal of such holding. Should such holding not be reversed in a decision that is final or cannot be further appealed, then the funds held in escrow payment to this Section shall be returned to LICENSEE and from then forward the royalty rates set forth in Column 3 of the schedule of
Section 4.2, for Net Sales of Licensed Product in any country of the European Union (at the time of such sale) shall be applied to 25% of the actual sales volume in the European Union.

    11.5 Unless and until the Japanese Patent office issues a patent on Japanese patent application 5504256 on processes for making D-tagatose for purposes of determining the applicable royalty rate pursuant to Column 3 of the schedule of Section 4.2, sales of Licensed Product in Japan shall be considered to be 50% the actual sales volume, Should a competent authority render a decision holding invalid any claim of any such patent that issues on Japanese application 5504256 or other Japanese process Patent Rights covering LICENSEE's or any sublicensees then actual use of a process, unless and until such decision is reversed by a higher authority, any royalties otherwise due LICENSOR for use of the process within Japan pursuant Column 3 of the schedule for Section 4.2, for Net Sales in Japan, shall be placed in an interest-bearing escrow account in a bank and paid to LICENSOR only upon reversal of such holding. Should such holding not be reversed in a decision that is final or cannot be further appealed, then the funds held in escrow pursuant to this Section shall be returned to LICENSEE and the royalty rates set forth in Column 3 of the schedule of Section 4.2. for Net Sales of Licensed Product in Japan shall be applied to 25% of the actual sales volume in Japan.

    11.6 Should a competent authority render a decision holding invalid any claim of U.S. Patent 5,078,796 or 5,002,612 or other U.S. process Patent Rights covering LICENSEE's or any sublicensees then actual use of a process for making D-tagatose, unless and until such decision is reversed by a higher authority, any royalties otherwise due LICENSOR pursuant to Colilmn 3 of the schedules of
Section 4.2 for Net Sales in the United States and all other countries other than the other Selected Markets, shall be placed in an interest-bearing escrow account in a bank and paid to LICENSOR only upon reversal of such holding. Should such holding not be reversed in a decision that is final or cannot be further appealed, then all funds held in escrow pursuant to this Section shall be returned to LICENSEE and from then forward the royalty rates set forth in Column 3 of the schedule of Section 4.2, for Net Sales of Licensed Product in the United States and all other countries other than the other Selected markets, shall be applied to 25% of the actual sales volume in the United States and all other countries other than the other Selected Markets.

    11.7 Should competent authority, whose decision may not be further appealed, in the European union, Japan or the United States hold invalid the claims of all use and process Patent Rights covering LICENSEE's and any sublicensee's then actual use of D-tagatose and then actual use of a process for making D-tagatose in the territory concerned, then all royalties under Section
4.2 for Net Sales in such territory shall be reduced to 0% and such Net Sales shall not be included in determining the royalty rate due pursuant to Section
4.2 for sales in other countries. If royalties are reduced to 0% in all such territories, no further running royalties will be due for Net Sales in any country.

12. ARBITRATION

    Any and all disputes concerning the negotiation, interpretation, performance or termination of this Agreement, shall be resolved through amicable discussion between the parties. Failing resolution of the disputed issue(s) in such discussions within 30 days after initiation of such discussions, either party may refer such disputed issue(s) for final and exclusive resolution by binding arbitration, conducted in the English language, pursuant to the then existing International Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single arbitrator, who shall be a lawyer familiar with technology development and transfer issues, and shall be held, absent agreement otherwise, in Copenhagen, Denmark. The parties shall cooperate in the expeditious and economical conduct of the proceedings by, inter alia, (a) promptly producing for examination by the other party's counsel all records and other evidence and all personnel reasonably requested and, if necessary, determined by the arbitrator to be relevant to the controversy, and
(b) conducting the proceedings before the arbitrator on consecutive days. Any party may apply to a court of competent jurisdiction for injunctive relief or other interim measures to maintain the status quo pending arbitration or rulings of the arbitrator, or in aid of the provisions of this arbitration agreement, but not otherwise, which application shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. In making an award, the arbitrator shall be guided by, in descending priority, the terms of this Agreement, the usages of the trade in the place where the party charged with an act or failure to act is principally located, and by what the arbitrator deems just and equitable under the circumstances without binding reference to the law of any Jurisdiction. The award of the arbitrator shall be in writing, providing the reasons for the award, final and binding and not subject to judicial review. Enforcement of the award may be sought in any court of competent jurisdiction over the parties or their assets, The costs of the arbitration shall be apportioned as the arbitrator directs.

13. D-TAGATOSE FOR DRUG USE

    13.1  LICENSE TO MANUFACTURE LICENSED PRODUCT FOR DRUG USE

    The License granted herein gives LICENSEE the exclusive right (subject to section 13.3) to manufacture (and/or sublicense others to manufacture) Licensed Product for sale to third parties licensed by LICENSOR to sell or use Licensed Product in or as a Drug, or to fourth parties to sell Licensed Product to parties licensed to use such Licensed Product in or as a Drug (collectively "Drug Use Licensees").

    13.2  RIGHT TO SELL LICENSED PRODUCT FOR DRUG USE

    The License granted herein gives no right to LICENSEE to sell Licensed Product for Drug use except as specifically set forth in Section 13.1.

    13.3  SPECIAL ROYALTY RELATING TO LICENSED PRODUCT FOR DRUG USE

    In the event LICENSOR seeks to make Licensed Product available to a Drug
Use Licensee or to license a Drug Use Licensee, LICENSEE may (but has no obligation to), sell Licensed Product to LICENSOR or such third party, or grant a sublicense to a fourth party to manufacture Licensed Product and to sell Licensed Product to another Drug Use Licensee. Royalty on Licensed Product for Drug use provided by LICENSEE or a sublicensee of LICENSEE to LICENSOR or to a Drug Use Licensee shall be calculated and shared only in accordance with the provisions of this Article 13, and not in accordance with any other provision of this Agreement.

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

    13.3 (a) LICENSED PRODUCT FOR DRUG USE MANUFACTURED BY LICENSEE AND SOLD TO DRUG USE LICENSEES

    The sale of Licensed Product to be used in and/or as a Drug By LICENSEE to LICENSOR or a Drug Use Licensee shall be royalty free. LICENSEE shall not share in any royalty received by LICENSOR from any such Drug Use Licensee if such Drug Use Licensee purchases the Licensed Product from LICENSEE. LICENSEE shall be free to negotiate for the sale of Licensed Product to any Drug Use Licensee under terms and conditions as it deems in its own best interests without regard for, or consideration of, LICENSOR's interests.

    13.3 (b) LICENSED PRODUCT FOR DRUG USE NOT MANUFACTURED BY LICENSEE OR SOLD TO LICENSOR

    In the event LICENSEE refuses to sell Licensed Product to be used in and/or as a Drug to LICENSOR or a Drug use Licensee where requested by LICENSOR, LICENSEE shall sell Licensed Product to LICENSOR or LICENSOR'S order for the use of the Drug Use Licensee, or itself grant or permit LICENSOR to grant a sublicense to enable the Drug Use Licensee to make or have made Licensed Product for such sublicensee's own Drug use. If LICENSEE negotiates a sublicense to manufacture License Product, it may do so under terms and conditions as it deems appropriate in consideration of LICENSOR's interests in a reliable supply of Licensed Product for Drug use. If, after 180 days of a request for a sublicense, none is granted, LICENSOR may either

    (a) buy from LICENSEE and LICENSEE shall sell Licensed Products to be delivered to the Drug Use Licensee solely for Drug use, at a price equal to the average price per pound of all Net Sales by LICENSEE used to compute the royalty due under Section 4.2.1, during the prior calendar year (or part of the first year) plus an appropriate mark up to reflect LICENSEE's extra costs, if any, in supplying the Licensed Product for drug use;

    (b) if the Drug Use Licensee declines to buy the Licensed Product at the price so offered, or LICENSEE is unable or unwilling to sell the Licensed Product at such price, LICENSOR may grant a License to the Drug Use Licensee to make or have made Licensed Product solely for its use in or as a Drug on such terms and conditions as LICENSOR deems appropriate, and LICENSEE will take to action to prevent such manufacture or use of Licensed Product, No royalty shall be due to LICENSOR from LICENSEE for Licensed Product manufactured by or for a Drug Use Licensee or sold to LICENSOR hereunder.

    Any running royalty obtained by LICENSOR from a Drug Use Licensee for use of Licensed Product in or as a Drug, unless LICENSEE has supplied the Licensed Product, shall be shared equally between LICENSOR and LICENSEE. That is, it is the intent of this section that LICENSEE shall not be entitled to share in royalty income derived by LICENSOR from sales of Licensed Product sold to a Drug Use Licensee for Drug use if the Licensed Product was manufactured by LICENSEE, but to share equally with LICENSOR any running royalty income derived by LICENSOR from sales of Licensed Product sold to a Drug Use Licensee if the Licensed Product was not manufactured by LICENSEE. LICENSOR shall be free to negotiate the terms and conditions of any license to a Drug Use Licensee to sell Licensed Product for Drug use as it deems in its own best interests, without regard for, or in consideration of, LICENSEE's interests except that if a running royalty which LICENSEE is entitled to share with LICENSOR, pursuant to this Section, is less than 8%, then LICENSEE shall be entitled to receive 75% of the royalty actually received, until LICENSEE has thereby recovered 50% of any initial lump sum payment received by LICENSOR and 50% of any running royalties received, whereafter all further running royalties will be shared equally.

14. CONFIDENTIAL INFORMATION

Except as otherwise expressly authorized by this Agreement, LICENSOR and its Affiliated Entities, and LICENSEE, its Affiliated Entities and sublicensees, shall keep completely confidential, and solely use as necessary or appropriate to perform the purposes of this Agreement, any proprietary or confidential information furnished to the recipient by the other, expressly including the Know How. The restriction contained herein shall not apply to any information that the party claiming such exclusion can prove:

    (a) Was already known to the receiving party as shown by documentary evidence (other than through the wrongful act or omission of the receiving party or of a third party) at the time of its disclosure by the other party;

    (b) was generally available to the public or otherwise part of the public domain (other than through the wrongful act or omission of the receiving party or of a third party) at the time of its disclosure to the receiving party;

    (c) Becomes generally available to the public or otherwise part of the public domain (other than through the wrongful act or omission of the receiving party or of a third party) after its disclosure to the receiving party;

    (d) Is subsequently disclosed to the receiving party by a person not a party to this Agreement who has a lawful right to disclose such information to others; or

    (e) was independently developed by the receiving party or employees or agents of the receiving party without direct or indirect reference to, knowledge of, or access to, the disclosed information, as shown by documentary evidence.

15. FORCE MAJEURE

Notwithstanding anything in this Agreement to the contrary, LICENSOR and LICENSEE shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Agreement (except for obligations for payment of money) if such failure to perform such terms, covenants and conditions is due to any strike, lockout, labor dispute, civil commotion, war-like operation, invasion, rebellion, hostility, military or usurped power, sabotage, failure of power, inability to obtain any materials or services, Act of God, death, disability, fire or other casualty or other cause, whether similar or dissimilar to those enumerated in this Section 15, which is beyond the reasonable control of the party claiming such disability.

16. NON-COMPETITION

    16.1 During the term of this Agreement, LICENSOR shall not, itself, nor directly or indirectly aid or assist any other person in the development, manufacture, sale, use, design, distribution, marketing, promotion or acquisition of any product or process directly competitive with Licensed Products, Licensed Processes or Licensed Uses, provided, however, that nothing contained herein shall prevent LICENSOR's (a) independent research and pre-market development in any field and/or (b) any activities of LICENSOR regarding L-sugars to the extent such activities are inapplicable to the use of L-sugars as a low calorie sweetener.

    16.2  If LICENSOR terminates this Agreement pursuant to Article 10,
LICENSEE shall not for a period of five years following such termination itself engage, nor directly or indirectly aid or assist any other person engaged in the development of any product or process, manufacture, sale, use, design, distribution, marketing, promotion or acquisition of Licensed Products, Licensed Processes or Licensed Uses, provided however, nothing contained herein shall prevent LICENSEE from divesting itself of any of the tangible and/or intangible assets it may own or control after termination that relate to its operations under this Agreement.

17. FUTURE DEVELOPMENTS

    17.1 LICENSOR specifically acknowledges that any future developments that it makes during the term of this Agreement relating to the manufacture and use of D-tagatose shall fall within this Agreement, Should LICENSOR obtain any new patent covering a specific new use of D-tagatose that is otherwise licensed under this Agreement, upon expiration of this Agreement pursuant to Article 3, unless LICENSEE is practicing a process claimed in the Patent Rights, the only royalty that shall be due LICENSOR under this Agreement shall be for Licensed Product sold by LICENSEE for the specific new use in any jurisdiction where such new patent issued, and the term of the Agreement shall be extended in such jurisdiction until the expiration of such new use patent. The remaining royalty for such use shall be 1% of Net Sales for Licensed Product in or for use in such jurisdiction.

    17.2 Nothing in this Agreement shall be construed in any way as a constraint on LICENSEE's right to develop new processes for the production of Licensed Product or new uses for Licensed Product. Any such development by LICENSEE and any patents that LICENSEE may obtain thereon shall be the sole property of LICENSEE and LICENSOR shall have no rights therein by virtue of any provision of this Agreement other than pursuant to Section 10.3.4.

18. FUTURE COOPERATION

    18.1 Pursuant to a separate agreement to be negotiated and concluded by LICENSOR and LICENSEE immediately following the Effective Date, LICENSEE agrees to fund at a level of approximately $250,000 per year for two years studies to be undertaken by LICENSOR to aid in the commercialization of the use of D-tagatose.

    18.2 LICENSOR and LICENSEE agree to establish a D-tagatose advisory committee consisting of three representatives of LICENSEE and one representative of LICENSOR. The committee shall meet at least once every four months. The meetings shall be held where designated by LICENSEE except that every fourth meeting shall be held where designated by LICENSOR. The committee shall render a report to the management of LICENSOR and LICENSEE following each meeting and shall indicate the portions of the report that may be publically disclosed. The advisory committee shall (1) review results since the last meeting regarding technical, regulatory, marketing, sales, facility schedules and special problems; (2) review LICENSEE's projections for D-tagatose for the next four month period with regard to technical, regulatory, marketing, sales, facility schedules and special problems; and (3) make recommendations as to (1) and (2), The advisory committee is advisory only and its recommendations are non-binding.

19. NABISCO

    LICENSOR has had discussions with NABISCO regarding NABISCO's desire to use Licensed Product in certain specific food products. In consideration of LICENSOR's work with NABISCO, if, before April 30, 1998, NABISCO enters into a sublicense agreement with LICENSEE under the Patent Rights, LICENSEE and LICENSOR agree to equally share any initial payment made by NABISCO for such sublicense and any such initial payment provision of a sublicense with NABISCO shall require the approval of both LICENSOR and LICENSEE. Any sublicense granted to NABISCO after May 1, 1998 shall be treated as any other sublicense granted by LICENSEE and LICENSOR shall have no right to share in any payments thereunder except as provided in Section 9. LICENSOR acknowledges that NABISCO presents a special situation that is not to be used as a precedent with regard to any other sublicensee.

20. MISCELLANEOUS

    20.1  NO AGENCY

    Neither LICENSOR nor LICENSEE shall act or hold itself out as the agent, partner or joint venturer of or pledge the credit of the other.

    20.2  ASSIGNMENT

    Neither LICENSOR nor LICENSEE may assign this Agreement or any of the rights granted hereunder to other than Affiliated Entities without the prior written consent of the other, Such consent shall not be withheld, except for good cause. If such assignment is as part of a transfer of all of the prospective Assignor's business or of that portion of the respective assignor's business pertaining to the production, use or sale of Licensed Products or Licensed Processes, no consent shall be required, unless such prospective assignment by LICENSEE predates LICENSOR's reversion rights under Section 10.2. Prior to the date such reversion may be exercised, LICENSOR's consent shall be required, but will not be withheld except for good cause.

    20.3  NOTICES

    All notices and writings to be given, shall be in writing by telefax or airmail, addressed to the respective parties as set forth herein, unless notification of a change of address is given in writing. The date of dispatch shall be deemed the date the notice or writing is given, but it shall be the burden of the sender to prove receipts unless and until changed, all notices and writings shall be addressed to the attention of:

TO LICENSEE:                        TO LICENSOR:

Managing Director                   President
MD Foods Ingredients amba           Biospherics Incorporated
Skanderborgvej 277                  12051 Indian Creek Court
8260 Viby J                         Beltsville, MD 20705
DENMARK                             USA


Telefax: (011-45) 86-28-18-38       Telefax: (301) 210-4908
Telephone: (011-45) 89-38-10-00     Telephone: (301) 419-3900

20.4  WAIVERS, MODIFICATION AND ENTIRE AGREEMENT

    This Agreement consists of this license of 23 pages and its attached Schedule A. None of the terms of this Agreement can be waived or modified except by an express further agreement in writing signed by both parties. There are no representations, promises, warranties, covenants, or undertakings other than those contained in this Agreements which represents the entire understanding of the parties. The failure of either party to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate dispute resolution provisions in this Agreement to enforce any or all of such rights.

20.5 SEVERABILITY

    Except as otherwise provided in this Agreement, if any provision of this Agreement is declared invalid or illegal or unenforceable by an arbitrator or a court of competent jurisdiction, the parties will determine within 60 days after the final determination by such arbitrator or unappealable court judgment whether the remaining provisions of this Agreement provide an adequate basis for continuing their relationship.

20.6  SURVIVAL

    Notwithstanding any termination or expiration of this Agreement, the following provisions shall survive with respect to any matter arising out of or related to the Agreement during its term:

    Article 3.     Term (and post-term license).
    Section 4.5.5  Audit of records.
    Section 5.2    Refund of patent costs.
    Section 6.3    Indemnification for breach of warranty.
    Section 7.3    Cost sharing of infringement actions.
    Section 8.1    Indemnifications for tort claims.
    Section 8.2
    Section 8.4    Indemnity for certain contract claims.
    Article 12     Arbitration.
    Article 14     Confidential Information.
    Section 16.2   Non-competition.
    Section 20.4   Waiver.
    Section 20.6   Survival.

    IN WITNESS WHEREOF the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

MD Foods Ingredients amba    Biospherics Incorporated

By:  ____________________    By:  _____________________

Name:  Peter Lauritzen       Name:  Gilbert V. Levin
       ------------------           --------------------

Title:  Managing Director    Title:  President/CEO
        -------------------          -------------------